Exhibit 3


                                             Sao Paulo(SP), December 5th of 2003


To
SEC - SECURITIES AND EXCHANGE COMMISSION
NYSE- NEW YORK STOCK EXCHANGE


We announce the resignation of the following Fiscal Counselors:

Actual                              Substitute
AYRTON A. JORGE NETTO         JAN DE SOUZA NISSEN
HILDA TURNES PINHEIRO

Mr. Flavio Arthur Bonadio, the Counselor substitute for Ms. Hilda Turnes Pinheiro, passed away on may of 2003.


Cordially,

Wang Wei Chang
CFO